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EXHIBIT 10.58                                                                  1

                    CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT


THIS CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of November 1, 2000 by and between HENRIK C. SLIPSAGER ("Executive"), and ABM INDUSTRIES INCORPORATED ("Company") for itself and on behalf of its subsidiary corporations as applicable herein.

WHEREAS, Company is engaged in the building maintenance and related service businesses, and

WHEREAS, Executive is experienced in the administration, finance, marketing, and operation of such services, and

WHEREAS, Company has invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and

WHEREAS, Executive wishes to, or has been and desires to remain employed by Company, and to utilize such proprietary trade secrets, other confidential business information and goodwill, and

WHEREAS, Company has disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of this Agreement;

NOW THEREFORE, Executive and Company agree as follows:

A. EMPLOYMENT: Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

B. TITLE: Executive's title shall be President & Chief Executive Officer of Company.

C. DUTIES & RESPONSIBILITIES: Executive shall be expected to assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Board of Directors of Company, to whom Executive shall report and be accountable.

D. TERM OF AGREEMENT: Employment hereunder shall commence on November 1, 2000 for a term of three (3) years ("Initial Term"), unless sooner terminated pursuant to Paragraph O hereof, or later extended pursuant to Paragraph N hereof ("Extended Term").

E. PRINCIPAL OFFICE: During the Initial Term and any Extended Term, as applicable, of this Agreement, Executive shall be based at a Company office located in the County of San Francisco ("County of Employment"), California ("State of Employment).

F. COMPENSATION: Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive's assumption and performance of duties and responsibilities pursuant to this Agreement:

       1. SALARY: A base salary paid in equal installments of no less frequently than semi- monthly at the annual rate set forth in Paragraph X.1 hereof.

       2. BONUS: A bonus or other incentive or contingent compensation, if any, pursuant to Paragraph X.2 hereof, and the bonus set forth in Paragraph X.4, hereof.

       3. FRINGE BENEFITS: The then current fringe benefits generally provided by Company to all of its Executives. Such benefits may include but not be limited to the use of a Company-leased car or a car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation, and a service award.



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EXHIBIT 10.58                                                                  2

              benefit. Each of these fringe benefits is subject to the applicable Company policy at all times. Company reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to comparable executives within the Company.

G. PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES: Company shall pay directly or reimburse Executive for reasonable business expenses of Company incurred by Executive in connection with Company business, and approved in writing by the person(s) with the title set forth in Paragraph C hereof, upon presentation to such person(s) by Executive within sixty
       (60) days after incurring such expense of an itemized request for payment including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in excess of Twenty-Five Dollars ($25) each.

H. BUSINESS CONDUCT: Executive shall make reasonable best efforts to comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, procedures and instructions of Company, including but not limited to the following:

       1. GOOD FAITH: Executive shall not act in any way contrary to the best interest of Company.

       2. BEST EFFORTS: During all full-time employment hereunder, Executive shall devote full working time and attention to Company, and shall not at any time be directly or indirectly employed by, own, operate, assist or otherwise be involved, invested or associated in any business that is similar or competitive to any business of Company; except that Executive may own up to five percent (5%) of any such publicly-held business(es), provided that Executive: (a) shall give Company notice(s) of such ownership in accordance with Paragraph W hereof, and (b) shall not at any time be directly or indirectly employed by or operate, assist, or otherwise be involved or associated with any such business(es).

       3. VERACITY: Executive shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of Company that are unauthorized by Company or are in any way untrue.

       4. DRIVER'S LICENSE: Executive shall have and carry a valid driver's license issued by the State of Employment hereunder and a driver's permit issued by the Company whenever Executive is driving any motor vehicle in connection with Company business. Executive agrees to immediately notify Company in writing if Executive's driver's license is lost, expired, restricted, suspended or revoked for any reason whatsoever.

I. NO CONFLICT: Executive represents to Company that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement or disclosing information about any previous employer or any other business to Company, or might otherwise interfere with Executive's employment hereunder.

J. COMPANY PROPERTY: Company shall, from time to time, entrust to the care, custody and control of Executive certain of Company's property, such as motor vehicles, equipment, supplies and documents. Such documents may include, but shall not be limited to customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive's use in connection with Company business. Executive
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EXHIBIT 10.58                                                                  3

       specifically acknowledges that all such documents are the property of Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

K. GOODWILL & PROPRIETARY INFORMATION: In connection with Executive's employment hereunder:

       1. Executive agrees to utilize and further Company's goodwill ("Goodwill") among its customers, sales prospects and employees, and acknowledges that Company may disclose to Executive and Executive may disclose to Company, proprietary trade secrets and other confidential information not in the public domain ("Proprietary Information") including but not limited to specific customer data such as: (a) the identity of Company's customers and sales prospects, (b) the nature, extent, frequency, methodology, cost, price and profit associated with their services and products purchased from Company, (c) any particular needs or preferences regarding their service or supply requirements, (d) the names, office hours, telephone numbers and street addresses of their purchasing agents or other buyers, (e) their billing procedures,
              (f) their credit limits and payment practices, and (g) their organization structure.

       2. Executive agrees that such Proprietary Information and Goodwill have unique value to Company, are not generally known or readily available to Company's competitors, and could only be developed by others after investing significant time and money. Company would not make such Proprietary Information and Goodwill available to Executive unless Company is assured that all such Proprietary Information and Goodwill will be held in trust and confidence by Executive. Executive hereby acknowledges that to use this Proprietary Information and Goodwill except for the benefit of Company would be improper and unfair to Company.

L. RESTRICTIVE COVENANTS: In recognition of Paragraph K hereof, Executive hereby agrees that during the Initial Term and the Extended Term, if any, of this Agreement, and thereafter for as long as it shall be enforceable:

       1. Except in the proper performance of this Agreement, Executive shall not directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with Company.

       2. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose or deliver to any other person or business, any Proprietary Information obtained directly or indirectly by Executive from, or for, Company.

       3. Executive shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of Company through the direct or indirect use of any Proprietary Information of Company, or by any other unfair or unlawful business practice.

       4. Executive agrees that for a reasonable time after the termination of this Agreement, which Executive and Company hereby agree to be one (1) year, Executive shall not directly or indirectly, for Executive or for any other person or business, seek, solicit, divert, take away, obtain or accept any site-specific customer account or site-specific sales prospect with which Executive had direct business involvement on behalf of Company within the one
              (1) year period prior to termination of this Agreement.

       5. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.

M. MODIFICATION OF EMPLOYMENT: At any time during the then current Initial or Extended Term, as applicable, of this Agreement, a majority of the Board of Directors of



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EXHIBIT 10.58                                                                  4

       Company shall have the absolute right, with or without cause and without terminating this Agreement or Executive's employment hereunder, to modify the nature of Executive's employment for the remainder of the then current Initial or Extended Term, as applicable, of this Agreement, from that of a full-time employee to that of a part-time employee ("Modification Period"). The Modification Period shall commence immediately upon Company giving Executive written notice of such change.

       1. Upon commencement of the Modification Period: (a) Executive shall immediately resign as a full-time employee of Company and as an officer and/or director of Company, as applicable, (b) Executive shall promptly return all Company property in Executive's possession to Company, including but not limited to any motor vehicles, equipment, supplies and documents set forth in Paragraph J hereof, and (c) Company shall pay Executive all previously earned and vested but as yet unpaid, salary, prorated bonus or other contingent compensation, reimbursement of business expenses and fringe benefits.

       2. During the Modification Period: (a) Company shall continue to pay Executive's monthly salary pursuant to Paragraph F.1 hereof, and to the extent available under the Company's group insurance policies, continue to provide Executive with the same group health and life insurance (subject to Executive continuing to pay the employee portion of any such premium) to which Executive would be entitled as a full-time employee, with the understanding and agreement that such monthly salary and group insurance, if available, shall constitute the full extent of Company's obligation to compensate Executive, (b) Executive shall not be eligible or entitled to receive or participate in any bonus or fringe benefits other than the aforementioned group insurance, if available, (c) in the alternative, Executive may exercise rights under COBRA to obtain medical insurance coverage as may be available to Executive, (d) Executive shall be deemed a part-time employee and not a full-time employee of Company, (e) Executive shall provide Company with such occasional executive or managerial services as reasonably requested by the persons with the title set forth in Paragraph C hereof, except that failure to render such services by reason of any physical or mental illness or disability other than Total Disability or death as set forth in Paragraph O.2 hereof, or unavailability because of absence from the State of Employment hereunder, shall not affect Executive's right to receive such salary and (f) Company shall pay directly or reimburse Executive in accordance with the provisions of Paragraph G hereof for reasonable business expenses of Company incurred by Executive in connection with such services requested by the persons with the title set forth in Paragraph C hereof.

       3. The Modification Period shall continue until the earlier of: (a) Total Disability or death as set forth in Paragraph O.2 hereof,
              (b) termination of this Agreement by Company for "just cause" as hereinafter defined, (c) Executive accepting employment or receiving any other compensation from operating, assisting or otherwise being involved, invested or associated with any business that is similar to or competitive with any business in which Company is engaged on the commencement date of the Modification Period, or (d) expiration of the then current Term of this Agreement.

N. EXTENSION OF EMPLOYMENT: Absent at least ninety (90) days written Notice of Termination from either party to the other party prior to expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of three (3) years, by which Executive and Company intend that all terms and conditions of this Agreement shall remain in full force and effect for another thirty-six (36) months, except that the highest base salary specified in Paragraph X.1.a shall be increased annually as set forth in Paragraph X.1.b for each year of the Extended Term. Company has the option, without terminating this Agreement or Executive's employment hereunder, of placing Executive on a leave of absence at the full


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EXHIBIT 10.58                                                                  5

       compensation set forth in Paragraph F hereof for any or all of such ninety (90) day period in lieu of the aforementioned Notice of Termination.

O.     TERMINATION OF EMPLOYMENT:

         1.   a.   Termination of employment at the expiration of the then
                   current Initial or Extended Term shall be effective with or without cause.

              b. Except as provided in Paragraph O.1.a, the Company shall have the right to terminate Executive's employment hereunder at any time during the then current Initial or Extended Term, as applicable, of this Agreement, without notice subject only to a good faith determination by a majority of the Board of Directors of Company of "just cause." "Just cause" includes but is not limited to any theft or other dishonesty, or any material: (i) neglect of employment duties, (ii) inability or unwillingness to perform employment duties, (iii) insubordination, (iv) abuse of alcohol or other drugs, (v) breach of this Agreement; or for (vi) other misconduct, unethical or unlawful activity.

              c. At any time during the then current Initial or Extended Term, as applicable, of this Agreement, with or without cause, Executive may terminate employment hereunder by giving Company ninety (90) days prior written notice.

       2. Employment hereunder shall automatically terminate upon the total disability ("Total Disability") or death of Executive. Total Disability shall be deemed to occur on the ninetieth (90th) consecutive or non-consecutive calendar day within any twelve (12) month period that Executive is unable to perform the duties set forth in Paragraph C hereof because of any physical or mental illness or disability. Company shall pay when due to Executive or his estate, as applicable, all prorated salary, bonus or other contingent compensation, reimbursement of business expenses and fringe benefits which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Total Disability or death occurs.

       3. Upon termination of employment hereunder, Executive shall immediately resign as an employee of Company and as an officer and/or director of Company, as applicable. Executive shall promptly return all Company property in Executive's possession to Company, including but not limited to, any motor vehicles, equipment, supplies and documents set forth in Paragraph J hereof. Company shall pay Executive, when due, all previously earned and vested but as yet unpaid, salary, bonus or other contingent compensation, reimbursement of business expenses and fringe benefits.

       4. Nothing contained in this Agreement shall entitle Executive to receive a bonus or other incentive or contingent compensation from Company based on any sales or profits made by Company after termination of employment hereunder.

P. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment hereunder.

Q.     ARBITRATION CLAUSE:

       1. Except for the interpretation and enforcement of injunctive relief pursuant to Paragraph R hereof (which, at Company's option, shall be subject to litigation in any court having proper jurisdiction), any claim or dispute related to or arising from this Agreement (whether based in contract or tort, in law or equity) including, but not limited to, claims or disputes between Executive and Company or its directors, officers, employees and agents regarding Executive's employment or termination of employment hereunder, or any other business of Company, shall be resolved by mandatory, final, binding


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EXHIBIT 10.58                                                                  6

              arbitration in accordance with the rules of the American Arbitration Association; provided, however, that no party shall be entitled to an award of general or punitive damages hereunder.

       2. Any such arbitration must be requested in writing within one (1) year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived. Any such arbitration (or court proceeding as applicable hereunder) shall be held in the County of Employment. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.

R.     REMEDIES & DAMAGES:

       1. The parties agree that, in the event of a material breach or threatened material breach of Paragraph L hereof, the damage or imminent damage to the value of Company's business shall be inestimable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that Company shall be entitled to the immediate issuance of a restraining order or an injunction against Executive in the event of such breach or threatened breach, in addition to any other relief available to Company pursuant to this Agreement or under law.

       2. Executive agrees that the actual amount of damages resulting from any material breach of any of the provisions of Paragraph L hereof would be impractical or impossible to ascertain. It is therefore agreed that the damages resulting from any such breach which involves any customer of Company shall be liquidated damages, not a penalty, in an amount equal to four (4) times the lost monthly revenue to the Company based on the average monthly revenue which was payable by that customer to Company during the four (4) months immediately preceding such breach. This provision for liquidated damages is in addition to any other relief available to Company pursuant to this Agreement or under law.

       3. To the full extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from Executive's compensation and from any other funds held for Executive's benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending arbitration between the parties as provided for herein.

S. NO WAIVER: Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

T. SEVERABILITY: The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator's or court's ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than to consider such provision void.

U. SURVIVAL: All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to, the Restrictive Covenants and Arbitration Clause herein, shall remain in full force and effect after the termination of this Agreement.

V. CONSTRUCTION: This Agreement was negotiated in good faith by the parties hereto, who

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EXHIBIT 10.58                                                                  7

       hereby agree to share the responsibility for any ambiguities, uncertainties or inconsistencies herein. Paragraph headings are used herein only for ease of reference, and shall not in any way affect the interpretation or enforcement of this Agreement.

W.     NOTICES:

       1. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

                  EXECUTIVE:        HENRIK C. SLIPSAGER
                                    17 Stratton Road
                                    Purchase, NY 10577

                  COMPANY:          ABM INDUSTRIES INCORPORATED
                                    160 Pacific Avenue, Suite 222
                                    San Francisco, CA  94111
                                    Attention:  Chairman of the Board

                  COPY:             ABM INDUSTRIES INCORPORATED
                                    160 Pacific Avenue, Suite 222
                                    San Francisco, CA  94111
                                    Attention:  General Counsel

       2. Any such notice shall be assumed to have been received when delivered in person, or forty-eight (48) hours after being sent in the manner specified above.

X.     SPECIAL PROVISIONS:

       1.     SALARY:

              a. Six Hundred Fifty Thousand Dollars ($650,000) per year effective 11/1/00 through 10/31/2001 at the monthly rate of $54,166.67 payable semi-monthly.

              b. Effective 11/1/01 through 10/31/02, and for each year of the then current Initial or Extended Term of this Agreement, as applicable, the Salary in Paragraph X.1a will be adjusted upward annually to reflect the percentage increase change in the American Compensation Association ("ACA") Index for the Western Region ("ACA Index") with a (6%) maximum increase. The adjustment, if any, shall be based upon the projected ACA Index as published for the ACA fiscal year ending on the June 30th immediately preceding the effective date of the proposed increase hereunder. Notwithstanding the foregoing, there shall be no annual increase in Salary for any such year unless the Company's earning per share ("EPS") for the fiscal year of the Company (commencing November 1, and ending October 31st) ("Fiscal Year") then ending are equal to or greater than the Company's EPS for the previous Fiscal Year. There shall be no downward adjustment in salary in the event the ACA Index shows a decrease from the prior Fiscal Year.

       2. BONUS: Subject to proration in the event of modification or termination of employment hereunder and further subject to the potential prospective re-set provisions set forth in Paragraph X.2.c, Executive shall be paid a bonus ("Bonus") based on the profit ("Profit") for each Fiscal Year, or partial Fiscal Year, of employment hereunder during the Term, and during the Extended
              Term, if any, of this Agreement:
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EXHIBIT 10.58                                                                  8

              a. Such Bonus for each Fiscal Year shall be: (i) 0.1298% of the Company's Profit, plus (ii) 1.2117% of the amount of any increase in the Company's Profit over the previous Fiscal Years Profit, all on a pro-rata basis.

              b. Profit is defined as the consolidated income before income taxes of Company, excluding: (i) gains or losses on sales or exchanges of real property or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of Company, (ii) gains or losses on the discontinuation of any business unit of Company, and (iii) the discretionary portion of any contributions made to any profit sharing, service award, employee retirement or savings or similar plan.

              c. Subject to proration in the event of modification or termination of employment under this Agreement, and further subject to a re-set in the event Executive's Bonus for any Fiscal Year has been limited as hereinafter provided, Executive's maximum Bonus for each Fiscal Year shall be one hundred percent (100%) the Salary for that year set forth in Paragraph X.1 herein. If, however, in any completed Fiscal Year, the Bonus which might have been earned by Executive for that year exceeds said one hundred percent (100%) maximum, Executive's Salary and Bonus for the next year shall be re-computed as follows: (i) notwithstanding the six percent (6%) maximum set forth hereinabove, the Salary set forth in Paragraph X.1 shall be adjusted to equal seventy-five percent (75%) of the prior Fiscal Year's combined Salary and Bonus, plus an amount equal to the increase, if any, set forth in Paragraph X.1 based upon said ACA Index; and (ii) the Bonus percentage set forth in Paragraph X.2.a shall be adjusted by multiplying the prior Fiscal Year's combined Salary and Bonus by twenty-five percent (25%), and dividing that product by the actual Profit earned in the prior Fiscal Year.

              d. Executive shall have the right to obtain an advance against such Bonus at the end of each month of each Fiscal Year in an amount equal to fifty percent (50% of, or 0.5 times) the projected amount of such Bonus based on the Profit at that time.

              e. The independent public accounting firm for the Company shall determine the Profit and Bonus for each Fiscal Year. Company shall pay Executive the Bonus for the Fiscal Year (or the balance thereof after any advances) when such accounting firm has made such determination, but no later than ninety (90) days after the end of each Fiscal Year. The Bonus for any partial Fiscal Year shall be prorated for the fraction of the Fiscal Year for which such Bonus is payable. Absent bad faith or material error, the conclusions of such accounting firm or department with respect to the amounts of the Profits and Bonuses shall be conclusive upon Executive and Company.

              f. Notwithstanding the foregoing, no Bonus for any Fiscal Year of the Company shall be payable unless the Company's net income per share for the Fiscal Year then ending is equal to or greater than eighty percent (80%) of the Company's net income per share for the previous Fiscal Year of the Company.

       3. POST-EMPLOYMENT CONSULTANCY: After Executive's retirement, resignation and/or termination from employment with Company, but commencing no earlier than what is or would have been Executive's sixty-fifth (65th) birthday and concluding no later than ten (10) years thereafter ("Consultancy Period"), Company shall pay to Executive consulting fees ("Consulting Fees") of:



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EXHIBIT 10.58                                                                  9

              a. 120 equal monthly installments accrued at 1/120th of $120,000 for each month of employment completed by Executive from January 1, 1997 through December 31, 2006; plus

              b. 120 equal monthly installments accrued at 1/60th of $30,000 for each month of employment completed by Executive from March 1, 1998 through February 29, 2003; plus

              c. 120 equal monthly installments accrued at 1/60th of $850,000 for each month of employment completed by Executive from November 1, 2000 through October 31, 2005.

              d. The total amount of all such Consulting Fees shall not exceed One Million Dollars ($1,000,000).

              e. During the Consultancy Period, the Company shall provide Executive and his spouse with reimbursement for dental coverage comparable to that provided to other Company executive officers together with the coverage commonly known as Medicare Supplement or Medigap Insurance to supplement Medicare coverage furnished by the federal government to retirees; provided however that Executive and his spouse shall pay Company the then current premium contribution charged by Company to its executive officers for their medical and dental coverage, and Company's cost of such reimbursement shall not exceed a combined amount of $10,000 in any Fiscal Year for Executive and his spouse, or $5,000 in the event of the death of either.

                     (i) During the Consultancy Period: (a) Executive shall provide Company with such occasional executive or managerial services as reasonably requested by the person with the title set forth in Paragraph C hereof, except that failure to render such services by reason of death or disability, or unavailability because of absence from the County of Employment, shall not affect Executive's right to receive such Consulting Fees, (b) Company shall pay directly or reimburse Executive for reasonable business expenses of Company incurred by Executive in connection with such services requested by the persons with the title set forth in Paragraph C hereof, upon presentation to that person by Executive within sixty (60) days after incurring such expense of an itemized request for payment including the date, receipts for all such expenses in excess of Twenty-Five Dollars ($25) each, (c) Company shall pay Executive's Consulting Fees pursuant to this Paragraph X.3 herein, (d) Executive shall not be eligible or entitled to receive or participate in any other of the Company's then current fringe benefits, and (e) Executive shall be deemed an independent contractor and not an employee of Company.

                     (ii) If Executive dies before receiving any or all payments to Executive of such Consulting Fees, all unpaid Consulting Fees shall be paid monthly to Executive's estate or trust continuing or commencing from the month in which Executive would have reached Executive's sixty-fifth (65th) birthday.

       4. SPECIAL BONUS: On or before January 2, 2001, Company shall pay to Executive a special, one-time "signing" bonus in the amount of Fifty Thousand Dollars ($50,000).

Y. SCOPE OF CERTAIN PROVISIONS: All references to Company in Paragraphs H, I, J, K, L., M, N, O.3, O.4, Q, R and Z in this Agreement shall include Company, its affiliated and its subsidiary corporations.

EXHIBIT 10.58                                                                 10

Z. ENTIRE AGREEMENT: Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company.

       1. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

       2. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and Company prior to the date hereof, as well as all applicable provisions of Company's Guidelines For Corporate Approval and its Personnel Policy & Procedures Manual, including but not limited to, the termination, discipline and discharge provisions contained therein. Said Guidelines and Manual are not an Agreement between Executive and Company, nor shall they be binding on either party. The purpose and intent of said Guidelines and Manual are only to suggest guidance for Company managers to apply as they see fit on a case by case basis.

ZZ. FULL KNOWLEDGE & UNDERSTANDING: Executive and Company hereby acknowledge that they have carefully read and fully understand all terms and conditions of this Agreement, and that they are voluntarily entering into this Agreement with full knowledge of the benefits and burdens, and the risks and rewards, contained herein.

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth above:

         EXECUTIVE:  Signature:           /s/ Henrik C. Slipsager
                                   ---------------------------------------------

                     Date:                September 5, 2000
                                   ---------------------------------------------


         COMPANY:    By:                  Martinn Mandles
                                   ---------------------------------------------

                     Date:                September 5, 2000
                                   ---------------------------------------------

                     Signature:           /s/ Martinn Mandles
                                   ---------------------------------------------

                     Title:               Chairman/CAO
                                   ---------------------------------------------